SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 14, 1998

                                    FCNB CORP

             (Exact name of registrant as specified in its charter)
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                           MARYLAND                                                    52-1479635

(State or other jurisdiction of incorporation or organization)            (I.R.S. Employer Identification No.)

             7200 FCNB COURT, FREDERICK, MARYLAND                                        21703
           (Address of principal executive offices)                                    (Zip Code)
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        Registrant's telephone number, including area code: (301)662-2191


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Item 5. Other Events.

          On July 14, 1998, FCNB Corp (the "Company") reported net income of $2.48 million, or $0.42 per basic share, for the second quarter of 1998, a 9% gain over core earnings, and an 11% increase over reported earnings, for the same period last year. For the first half of 1998, core net income grew by 11%, while on a reported basis earnings increased 18%.

          In addition, the Company announced the fifth consecutive quarterly increase in the cash dividend, to $0.19 per share, payable July 31, 1998 to shareholders of record as of July 24, 1998. The Company also announced a 4-for-3 stock split payable August 14, 1998 to shareholders of record as of August 7, 1998. Shareholders will receive one new share for every three shares owned.


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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     FCNB CORP

                                                     By:/s/A.Patrick Linton
                                                       -------------------------
                                                     A.Patrick Linton, President

Dated:  July 14, 1998